Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agree to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the acquisition or disposition of common stock, $0.25 par value per share, of AMERCO.

Each of the undersigned parties agree that each is responsible for the timely filing the Schedule 13D (including any amendment thereto), and for the completeness and accuracy of the information concerning such party contained therein, but none of them is responsible for the completeness or accuracy of the information concerning the other parties making the filing unless such party knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: March 9, 2007                     /s/Edward J/ Shoen
Edward J. Shoen

Dated: March 9, 2007                     /s/ Mark V. Shoen
Mark V. Shoen

Dated: March 9, 2007                     /s/ James P. Shoen
James P. Shoen

Dated: March 9, 2007                     /s/ Rosmarie T. Donovan
Rosmarie T. Donovan, as Trustee

Dated: March 9, 2007                       /s/ Jane Adorno_____________
By: Jane Adorno
Title: Vice President
Adagio Trust Company, as Trustee